Exhibit 10.1

December 4, 2018
Andrew Cogan
New York, NY

Dear Andrew:
It is my pleasure to inform you that you will be a participant in the 2019 Knoll, Inc. Incentive Compensation Program with a target incentive amount equal to one hundred percent (100%) of your base salary (the “Target Amount”).
We are counting on you to help us build on the positive momentum we created in 2018 across each of our business segments. We must strive to continue to gain share, improve our profitability, target under-penetrated markets, expand our reach into consumer and decorator channels and build a responsible and technologically efficient infrastructure across all our businesses to position Knoll for success in 2019 and beyond.
Your 2019 incentive payout will be based on your achievement of your individual goals and Knoll’s achievement of its 2019 EBITDA plan as follows:
--If Knoll achieves at least seventy-five percent (75%) of its 2019 EBITDA plan, you will qualify for a total target incentive payout of fifty percent (50%) of your Target.
--If Knoll achieves at least eighty-five percent (85%) of its 2019 EBITDA plan, you will qualify for a total target incentive payout of seventy-five percent (75%) of your Target.
--If Knoll achieves at least ninety percent (90%) of its 2019 EBITDA plan, you will qualify for a total target incentive payout of ninety percent (90%) of your Target.
--If Knoll achieves at least one hundred percent (100%) of its 2019 EBITDA plan, you will qualify for a total target incentive payout of one hundred twenty-five percent (125%) of your Target.
--If Knoll achieves at least one hundred ten percent (110%) of its 2019 EBITDA plan, you will qualify for a total target incentive payout of one hundred fifty percent (150%) of your Target.
--If Knoll achieves at least one hundred twenty percent (120%) of its 2019 EBITDA plan, you will qualify for a total target incentive payout of two hundred percent (200%) of your Target.
This award is subject to the approval of the Knoll, Inc. Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors), which may exercise discretion in adjusting your award up or down based on factors the Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors) deems appropriate, including Knoll’s performance relative to the industry, other macroeconomic factors and your individual performance, but such award cannot exceed two hundred percent (200%) of your base salary in any event. You must be employed by Knoll on the date this award is distributed in order to receive this incentive.
I have great confidence in your ability to contribute to our success in 2019 and look forward to being able to present you with your award in early 2020.
Thank you for all that you do for Knoll.
Sincerely,
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